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                                                                   EXHIBIT 10.34




April 17, 1998



Charles A. Lynch
96 Ridgeview Drive
Atherton, CA  94027

Dear Charlie:

This letter will confirm our agreement that pursuant to the decision of the Board of Directors at its meeting on March 31, 1998, you will serve as a consultant to Fresh Choice, Inc. (the "Company") on matters that may arise from time to time, solely at the request of the Board of Directors or the President. In consideration for your agreement to serve the Company in this capacity, the Board of Directors has granted you options to purchase 50,000 shares of the Company's Common Stock under its 1988 Stock Option Plan. The $70,000 cash compensation to be paid to you annually (prorated for partial years) during the balance of your current term as Director and Chairman of the Board (i.e. March 3, 1998 until the annual meeting of the stockholders in 2000) will also serve as consideration for your agreement to serve the Company as a consultant.

If this confirms your understanding of the agreement, please sign each copy of this letter, retain one copy for your records and return one to my attention.

With Best Regards,

FRESH CHOICE, INC.


/s/ Everett F. Jefferson
Everett F. Jefferson
President & CEO

                               Agreed and accepted this 17th day of April, 1998.

                               /s/ Charles A. Lynch
                               -------------------------------------------------
                               Charles A. Lynch